                                                                     Exhibit 5.1

                           OPINION OF COOLEY GODWARD

                       [LETTERHEAD OF COOLEY GODWARD LLP]

March 16, 2000

BEI Medical Systems Company, Inc.
100 Hollister Road
Teterboro, NJ 07608

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by BEI Medical Systems Company, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") on March 16, 2000 under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration under the Securities Act of the resale by the holders thereof of 2,228,970 shares of the Company's Common Stock (the "Common Shares") issuable upon the conversion of 1,114,485 shares of the Company's Series A Convertible Preferred Stock (the "Preferred Shares").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company's Restated Certificate of Incorporation, as amended, Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

      The Common Shares issuable upon conversion of the Preferred Shares have been duly authorized by the Company and such Common Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Preferred Shares, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:  /s/ Christopher A. Westover
   -------------------------------
       Christopher A. Westover